Exhibit 99.1

FOR IMMEDIATE RELEASE

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Nasdaq Confirms Continued Listing of Verticalnet Stock

Company Meets All Requirements to Maintain Listing Eligibility

Malvern, PA, April 7, 2004: Verticalnet (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions, today announced that the Nasdaq Listing Qualifications Panel, in a letter to Verticalnet, confirmed that the Company had demonstrated compliance with all Nasdaq requirements for continued listing. The letter also advised Verticalnet that the Company had remedied the shareholder approval deficiency under Marketplace Rule 4350(i)(1) that was cited by Nasdaq in its March 30, 2004 letter to the Company and advised that Verticalnet was compliant with the shareholders’ equity requirements. Accordingly, Verticalnet’s stock will continue to be traded on the Nasdaq SmallCap Market and the Company is not required to take further action in order to maintain its Nasdaq listing. This concludes the review of the Company’s listing eligibility that Nasdaq initiated in April 2003. The company intends to amend its Form 10-K for the year ended December 31, 2003 to update the risk factors related to the Company’s Nasdaq listing.

“We view our Nasdaq listing as an asset that we must work diligently to preserve,” said Nathanael V. Lentz, President and CEO of Verticalnet. “Today’s announcements represent the culmination of our efforts to resolve outstanding issues with the Panel. We are pleased to receive the approval of the Panel, and believe that we will continue to demonstrate compliance with Nasdaq listing standards.”

About Verticalnet

Verticalnet (Nasdaq: VERT) provides Supply Management solutions to Global 2000 companies. We are a leader in Spend Analysis, providing our customers with solutions to achieve world-class procurement and strategic sourcing results. Through a tailored mix of software, services, and domain expertise, our customers harness the power of their data to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our customers recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s intent to file an amended annual report on Form 10-K and its belief that it will remain compliant with Nasdaq listing qualifications. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that Verticalnet will maintain its listing on the Nasdaq Small Cap Market or will file an amended annual report on Form 10-K. Verticalnet’s business is subject to risks, including, but not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2003 which has been filed with the SEC. Verticalnet is making these statements as of April 7, 2004 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC